Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-8 (No. 333-68993),
(2)	Form S-8 (No. 333-60518),
(3)	Form S-8 (No. 333-109024),
(4)	Form S-8 (No. 333-109026),
(5)	Form S-8 (No. 333-124361),
(6)	Form S-8 (No. 333-135017),
(7)	Form S-8 (No. 333-135019),
(8)	Form S-8 (No. 333-160997),
(9)	Form S-8 (No. 333-168514),
(10)	Form S-8 (No. 333-93271),
(11)	Form S-8 (No. 333-172265),
(12)	Form S-8 (No. 333-139965), and
(13)	Form S-3 (No. 333-123340);

of our reports dated February 28, 2011, with respect to the consolidated financial statements, financial highlights and schedule of American Capital, Ltd. and the effectiveness of internal control over financial reporting of American Capital, Ltd. included in this Annual Report (Form 10-K) of American Capital, Ltd. for the year ended December 31, 2010.

/s/ Ernst & Young LLP

McLean, Virginia

February 28, 2011